Exhibit 99.3

Audited Consolidated Financial Statements of Broadcom Corporation

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Broadcom Corporation:

We have audited the accompanying consolidated balance sheets of Broadcom Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Broadcom Corporation and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Irvine, California

January 29, 2016

BROADCOM CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except par value)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$4,090	$2,545
Short-term marketable securities	3,017	1,061
Accounts receivable, net of allowance for doubtful accounts of $10 million in 2015 and 2014	759	804
Inventory	553	531
Prepaid expenses and other current assets	138	131

Total current assets	8,557	5,072
Property and equipment, net	891	516
Long-term marketable securities	—	2,383
Goodwill	3,700	3,710
Purchased intangible assets, net	395	664
Other assets	150	126

Total assets	$13,693	$12,471

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,594	$—
Accounts payable	547	503
Wages and related benefits	306	220
Deferred revenue and income	36	36
Accrued liabilities	529	791

Total current liabilities	3,012	1,550
Long-term debt	—	1,593
Deferred tax liabilities	454	17
Other long-term liabilities	195	260
Commitments and contingencies
Shareholders’ equity:
Convertible preferred stock, $.0001 par value: Authorized shares - 6 - none issued and outstanding	—	—
Class A common stock, $.0001 par value: Authorized shares - 2,500 Issued and outstanding shares - 567 in 2015 and 550 in 2014	—	—
Class B common stock, $.0001 par value: Authorized shares - 400 Issued and outstanding shares - 48 in 2015 and 49 in 2014	—	—
Additional paid-in capital	12,611	12,595
Accumulated deficit	(2,477)	(3,455)
Accumulated other comprehensive loss	(102)	(89)

Total shareholders’ equity	10,032	9,051

Total liabilities and shareholders’ equity	$13,693	$12,471

See accompanying notes.

BROADCOM CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	Year Ended December 31,
	2015	2014	2013
Net revenue	$8,394	$8,428	$8,305
Cost of revenue	3,861	4,098	4,088

Gross profit	4,533	4,330	4,217
Operating expenses:
Research and development	2,153	2,373	2,486
Selling, general and administrative	706	716	706
Amortization of purchased intangible assets	5	29	57
Impairments of long-lived assets	143	404	511
Restructuring costs, net	16	158	29
Settlement costs (gains), net	10	16	(69)
Other charges (gains), net	36	(60)	25

Total operating expenses	3,069	3,636	3,745

Income from operations	1,464	694	472
Interest expense, net	(12)	(36)	(30)
Other income (expense), net	(7)	9	3

Income before income taxes	1,445	667	445
Provision for income taxes	467	15	21

Net income	$978	$652	$424

Net income per share (basic)	$1.62	$1.11	$0.74

Net income per share (diluted)	$1.58	$1.08	$0.73

Weighted average shares (basic)	605	590	574

Weighted average shares (diluted)	618	601	584

Dividends per share	$0.56	$0.48	$0.44

See accompanying notes.

BROADCOM CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Year Ended December 31,
	2015	2014	2013
Net income	$978	$652	$424
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments, net of $0 tax in 2015, 2014 and 2013	(15)	(87)	35
Unrealized gains (losses) on marketable securities, net of $0 tax in 2015, 2014 and 2013	2	(5)	1

Other comprehensive income (loss)	(13)	(92)	36

Comprehensive income	$965	$560	$460

See accompanying notes.

BROADCOM CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In millions)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount
Balance at December 31, 2012	569	$—	$12,403	$(4,531)	$(33)	$7,839
Shares issued pursuant to stock awards, net	26	—	263	—	—	263
Employee stock purchase plan	6	—	139	—	—	139
Repurchases of Class A common stock	(20)	—	(597)	—	—	(597)
Dividends paid	—	—	(254)	—	—	(254)
Stock-based compensation expense	—	—	521	—	—	521
Other comprehensive income	—	—	—	—	36	36
Net income	—	—	—	424	—	424

Balance at December 31, 2013	581	—	12,475	(4,107)	3	8,371
Shares issued pursuant to stock awards, net	27	—	346	—	—	346
Employee stock purchase plan	6	—	140	—	—	140
Repurchases of Class A common stock	(15)	—	(522)	—	—	(522)
Dividends paid	—	—	(283)	—	—	(283)
Stock-based compensation expense	—	—	439	—	—	439
Other comprehensive loss	—	—	—	—	(92)	(92)
Net income	—	—	—	652	—	652

Balance at December 31, 2014	599	—	12,595	(3,455)	(89)	9,051
Shares issued pursuant to stock awards, net	20	—	332	—	—	332
Employee stock purchase plan	6	—	131	—	—	131
Repurchases of Class A common stock	(10)	—	(463)	—	—	(463)
Dividends paid	—	—	(339)	—	—	(339)
Stock-based compensation expense	—	—	355	—	—	355
Other comprehensive loss	—	—	—	—	(13)	(13)
Net income	—	—	—	978	—	978

Balance at December 31, 2015	615	$—	$12,611	$(2,477)	$(102)	$10,032

See accompanying notes.

BROADCOM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2015	2014	2013
Operating activities
Net income	$978	$652	$424
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	162	178	173
Stock-based compensation expense	354	437	518
Acquisition-related items:
Amortization of purchased intangible assets	134	214	228
Impairments of long-lived assets	143	404	511
Loss (gain) on sale of assets and other	11	(41)	(2)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	44	(9)	(55)
Inventory	(22)	(7)	2
Prepaid expenses and other assets	(29)	14	(25)
Accounts payable	23	(79)	24
Deferred revenue	(30)	87	(15)
Other accrued and long-term liabilities	219	75	2

Net cash provided by operating activities	1,987	1,925	1,785

Investing activities
Net purchases of property and equipment	(506)	(262)	(228)
Net cash paid for acquired companies	—	(14)	(142)
Proceeds from sale (purchases) of certain assets and other	(19)	92	(15)
Purchases of marketable securities	(4,247)	(3,871)	(2,682)
Proceeds from sales and maturities of marketable securities	4,674	3,141	2,071

Net cash used in investing activities	(98)	(914)	(996)

Financing activities
Issuance of long-term debt, net	—	592	—
Payments of long-term debt	—	(400)	(300)
Repurchases of Class A common stock	(463)	(522)	(597)
Dividends paid	(339)	(283)	(254)
Proceeds from issuance of common stock	609	617	532
Minimum tax withholding paid on behalf of employees for restricted stock units	(151)	(127)	(130)

Net cash used in financing activities	(344)	(123)	(749)

Increase in cash and cash equivalents	1,545	888	40
Cash and cash equivalents at beginning of period	2,545	1,657	1,617

Cash and cash equivalents at end of period	$4,090	$2,545	$1,657

Supplemental disclosure of cash flow information
Income taxes paid	$43	$27	$18

Interest paid	$50	$43	$40

See accompanying notes.

BROADCOM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015

1.	Summary of Significant Accounting Policies

Our Company

Broadcom Corporation (including our subsidiaries, referred to collectively in this Report as “Broadcom,” “we,” “our” and “us”) is a global leader and innovator in semiconductor solutions for wired and wireless communications. Broadcom provides one of the industry’s broadest portfolio of highly-integrated system-on-a-chip solutions, or SoCs, that seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environments.

Basis of Presentation

Our consolidated financial statements include the accounts of Broadcom and our subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Pending Acquisition by Avago Technologies Limited

On May 28, 2015, we entered into an Agreement and Plan of Merger, or the Avago Agreement, by and among Broadcom, Avago Technologies Limited, or Avago, Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore, or Holdco, Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Holdco, or the Partnership, Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of the Partnership, or Intermediate Holdco, Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco, or Finance Holdco, Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco and Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco, which provides for a proposed business combination transaction between us and Avago, or the Avago Transaction.

As a result of the Avago Transaction, at closing, each share of Broadcom common stock will be converted into the right to receive, at the election of each holder of such Broadcom common stock and upon the terms and subject to the conditions set forth in the Avago Agreement, cash or Holdco ordinary shares, which are each subject to proration in accordance with the Avago Agreement, or interests of the Partnership represented by exchangeable limited partnership units, or Restricted Exchangeable Units, which are not subject to proration. The Restricted Exchangeable Units cannot be transferred, sold or hedged for a period of one or two years after closing. Following such restricted period, a holder of Restricted Exchangeable Units may require the Partnership to repurchase any or all of such holder’s Restricted Exchangeable Units in consideration for Holdco shares or an equivalent cash amount, as determined by Holdco in its sole discretion. Upon the terms and subject to the conditions set forth in the Avago Agreement, Broadcom shareholders will have the ability to elect to receive, with respect to each issued and outstanding share of Broadcom common stock: (a) $54.50 per share in cash; (b) 0.4378 Holdco ordinary shares; or (c) 0.4378 Restricted Exchangeable Units. The foregoing exchange ratios will not fluctuate with changes in the relative market prices of Avago ordinary shares and shares of Broadcom Class A common stock. The shareholder election will be subject to a proration mechanism (other than with respect to any election to receive Receivable Exchangeable Units), which causes the aggregate amount of cash paid and the aggregate number of Holdco shares issued to the holders of Broadcom common stock to equal as nearly as practicable the total amount of cash and number of Holdco shares that would have been paid and issued if 50% of the shares of Broadcom common stock elected to receive Holdco shares and 50% of the shares of Broadcom common stock elected to receive cash. Also as a result of the Avago Transaction, at closing, all of Avago’s issued ordinary shares as of immediately prior to the effective time of the Avago Transaction will be exchanged on a one-to-one basis for Holdco shares. Avago has stated that it intends to finance the cash portion of the merger with cash on hand from both companies and new debt financing and credit facilities from a consortium of banks. Avago also intends to refinance substantially all of our and Avago’s existing debt.

At the closing of the Avago Transaction, each unvested Broadcom option and restricted stock unit will generally be converted into an option or restricted stock unit award, as applicable, from Holdco on the same terms and conditions as were applicable under such Broadcom option or restricted stock unit (including with respect to vesting), but appropriately adjusted based on the Avago Transaction consideration and to preserve the value of the award. All vested Broadcom stock options and restricted stock units, after giving effect to any acceleration, will be cashed out, except that any vested Broadcom option that is an underwater option will be cancelled for no consideration.

The Avago Transaction has been unanimously approved by the boards of directors of both companies, as well as a special committee of the independent directors of Broadcom. On November 10, 2015, the Avago Transaction was approved by our shareholders and Avago shareholders. Additionally, all regulatory approvals that are a condition to closing under the Avago Agreement have been obtained. Consummation of the Avago Transaction remains subject to the satisfaction or waiver of the additional conditions set forth in the Avago Agreement, as well as other customary closing conditions.

Avago and Broadcom may each terminate the Avago Agreement under certain circumstances, and in connection with the termination of the Avago Agreement under specified circumstances, Avago or Broadcom may be required to pay the other party a termination fee of up to $1 billion.

Avago and Broadcom have each made customary covenants in the Avago Agreement, including, without limitation, covenants not to solicit alternative transactions or, subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, an alternative transaction. In addition, until the termination of the Avago Agreement or the closing, we have agreed to operate our business in the ordinary course of business in all material respects consistent with past practice and have agreed to certain other negative covenants. We currently expect the Avago Transaction to close on or about February 1, 2016. Following completion of the merger, we will become a wholly owned subsidiary of Holdco and the Partnership, our common stock will be delisted from The Nasdaq Stock Market and deregistered under the Securities Exchange Act of 1934, as amended, and as such, we will no longer file periodic reports with the SEC. It is a condition to the consummation of the Avago Transaction that Holdco ordinary shares be listed on the Nasdaq Global Select Market, as is the case today with Avago ordinary shares and Broadcom Class A common stock.

We recorded acquisition-related costs of approximately $40 million, primarily for outside legal and financial advisory fees associated with the pending acquisition of Broadcom by Avago in 2015. These costs were recorded in “Other charges (gains), net” included in our consolidated statements of income for the year ended December 31, 2015.

Foreign Currency

The functional currency for most of our international operations is the U.S. dollar. Monetary assets and liabilities denominated in foreign currencies are remeasured at exchange rates in effect at the end of each month, and non-monetary assets, such as inventory and property, plant and equipment, at historical rates. Gains and losses from these remeasurements as well as other transaction gains and losses are reported in Other income, net, in the consolidated statements of income. Our subsidiaries that utilize foreign currency as their functional currency translate such currency into U.S. dollars using (i) the exchange rate on the balance sheet dates for assets and liabilities, and (ii) the average exchange rates prevailing during the year for revenues and expenses. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive loss within shareholders’ equity in the consolidated balance sheets.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of total net revenue and expenses in the reporting periods. We regularly evaluate estimates and assumptions related to revenue recognition, rebates, allowances for doubtful accounts, sales returns and allowances, warranty obligations, inventory valuation, goodwill and long-lived intangible asset valuations, deferred income tax asset valuation allowances, uncertain tax positions, tax contingencies, stock-based compensation expense, restructuring costs or reversals, litigation and other loss contingencies, gains and losses on sale of assets, strategic investments and self-insurance. These estimates and assumptions are based on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenue, costs and expenses that are not readily apparent from other sources. The actual results we experience may differ materially and adversely from our estimates. To the extent there are material differences between the estimates and actual results, our future results of operations will be affected.

Revenue Recognition

We derive revenue principally from sales of integrated circuit products, royalties and license fees for our intellectual property and software and related services. The timing of revenue recognition and the amount of revenue actually recognized for each arrangement depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations. Determination of the appropriate amount of revenue recognized involves judgment and estimates that we believe are reasonable. We recognize product revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the price to the customer is fixed or determinable, and (iv) collection of the resulting receivable is reasonably assured. These criteria are usually met at the time of product shipment. However, we do not recognize revenue when any future performance obligations remain. We record reductions of revenue for estimated product returns and pricing adjustments, such as competitive pricing programs and rebates, in the same period that the related revenue is recorded. The amount of these reductions is based on historical sales returns, analysis of credit memo data, specific criteria included in rebate agreements, and other factors known at the time. We accrue 100% of potential rebates at the time of sale and do not apply a breakage factor. We reverse the accrual for unclaimed rebate amounts as specific rebate programs contractually end and when we believe unclaimed rebates are no longer subject to payment and will not be paid. See Note 2 for a summary of our rebate activity.

Distributor Revenue

A portion of our product sales is made through distributors under agreements allowing for pricing credits and/or rights of return. These pricing credits and/or right of return provisions prevent us from being able to reasonably estimate the final price of the inventory to be sold and the amount of inventory that could be returned pursuant to these agreements. As a result, the fixed and determinable revenue recognition criterion has not been met at the time we deliver products to our distributors. Accordingly, product revenue from sales made through these distributors is not recognized until the distributors ship the product to their customers.

Software, Royalties and Cancellation Fee Revenue

Revenue from software licenses is recognized when all of the software revenue recognition criteria are met and, if applicable, when vendor specific objective evidence, or VSOE, exists to allocate the total license fee to each element of multiple-element software arrangements, including post-contract customer support. Post-contract support is recognized ratably over the support period. When a contract contains multiple elements wherein the only undelivered element is post-contract customer support and VSOE of the fair value of post-contract customer support does not exist, revenue from the entire arrangement is recognized ratably over the support period. Software royalty revenue is recognized in arrears on a quarterly basis, based upon reports received from licensees during the period, unless collectability is not reasonably assured, in which case revenue is recognized when payment is received from the licensee. Revenue from cancellation fees is recognized when cash is received from the customer.

Licensing Revenue

We license or otherwise provide rights to use portions of our intellectual property, which includes certain patent rights essential to and/or utilized in the manufacture and sale of certain wireless products. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of benefit to the licensee or the term specified. We recognize licensing revenue on the sale of patents when all of the following criteria are met: (i) persuasive evidence of an arrangement exist, (ii) delivery has occurred, (iii) the price to be paid by the purchaser is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured. These criteria are usually met at the time of patent transfer. We recognize royalty revenues based on royalties reported by licensees and when other revenue recognition criteria are met, which is generally a quarter in arrears from the period earned.

Deferred Revenue and Income

We defer revenue and income when advance payments are received from customers before performance obligations have been completed and/or services have been performed. Deferred revenue does not include amounts from products delivered to distributors that the distributors have not yet sold through to their end customers.

Cost of Revenue

Cost of revenue comprises the cost of our semiconductor devices, which consists of the cost of purchasing finished silicon wafers manufactured by independent foundries, costs associated with our purchase of assembly, test and quality assurance services and packaging materials for semiconductor products, as well as royalties paid to vendors for use of their technology. Also included in cost of revenue is the amortization of purchased technology, and manufacturing overhead, including costs of personnel and equipment associated with manufacturing support, product warranty costs, provisions for excess and obsolete inventories, and stock-based compensation expense for personnel engaged in manufacturing support.

Concentration of Credit Risk

Sales to our recurring customers are generally made on open account while sales to occasional customers are typically made on a prepaid or letter of credit basis. We perform periodic credit evaluations of our recurring customers and generally do not require collateral. An allowance for doubtful accounts is maintained for potential credit losses, which losses historically have not been significant.

We invest our cash in U.S. Treasury and agency obligations, bank and time deposits and money market funds with major financial institutions and in corporate bonds, commercial paper and asset-backed securities. We place our cash investments in instruments that meet high credit quality standards, as specified in our investment policy guidelines. These guidelines also limit the amount of credit exposure to any one issue, issuer or type of instrument. It is generally our policy to invest in instruments that have a final maturity of no longer than three years, with a portfolio weighted average maturity of no longer than 18 months.

Fair Value of Financial Instruments

Our financial instruments consist principally of cash and cash equivalents, short- and long-term marketable securities, accounts receivable, accounts payable and our debt. The fair value of a financial instrument is the amount that would be received in an asset sale or paid to transfer a liability in an orderly transaction between unaffiliated market participants. Assets and liabilities measured at fair value are categorized based on whether or not the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest) defined as follows:

Level 1: Inputs are based on quoted market prices for identical assets or liabilities in active markets at the measurement date.

Level 2: Inputs include quoted prices for similar assets or liabilities in active markets and/or quoted prices for identical or similar assets or liabilities in markets that are not active near the measurement date.

Level 3: Inputs include management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument’s valuation.

The fair value of our cash equivalents and certain marketable securities was determined based on “Level 1” inputs. The fair value of certain marketable securities and our debt were determined based on “Level 2” inputs. The valuation techniques used to measure the fair value of our “Level 2” instruments were valued based on quoted market prices or model driven valuations using significant inputs derived from or corroborated by observable market data. We do not have any marketable securities in the “Level 3” category. We believe that the recorded values of all our other financial instruments approximate their current fair values because of their nature and respective relatively short maturity dates or durations.

Cash, Cash Equivalents and Marketable Securities

We consider all highly liquid investments that are readily convertible into cash and have a maturity of three months or less at the time of purchase to be cash equivalents. The cost of these investments approximates their fair value. We maintain an investment portfolio of various security holdings, types and maturities. We define marketable securities as income yielding securities that can be readily converted into cash. Marketable securities’ short-term and long-term classifications are based on management’s expectations. Examples of marketable securities include U.S. Treasury and agency obligations, commercial paper, asset-back securities and corporate bonds. We place our cash investments in instruments that meet various parameters, including credit quality standards as specified in our investment policy. We do not use derivative financial instruments.

We account for our investments in debt instruments as available-for-sale. Management determines the appropriate classification of such securities at the time of purchase and re-evaluates such classification as of each balance sheet date. Cash equivalents and marketable securities are reported at fair value with the related unrealized gains and losses included in accumulated other comprehensive income (loss), a component of shareholders’ equity, net of tax. We assess whether our investments with unrealized loss positions are other than temporarily impaired. Unrealized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net in the consolidated statements of income.

Allowance for Doubtful Accounts

We evaluate the collectibility of accounts receivable based on a combination of factors. In cases where we are aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, we will record an allowance against amounts due, and thereby reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize allowances for doubtful accounts based on the length of time the receivables are past due, industry and geographic concentrations, the current business environment and our historical experience.

Inventory

Inventory consists of work in process and finished goods and is stated at the lower of cost (first-in, first-out) or market. We write down the carrying value of our inventory to net realizable value for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and its estimated realizable value based upon assumptions about future demand and market conditions, among other factors. Shipping and handling costs are classified as a component of cost of product revenue in the consolidated statements of income. Inventory acquired through business combinations is recorded at its acquisition date fair value which is the net realizable value less a normal profit margin depending on the stage of inventory completion.

Property and Equipment

Property and equipment are carried at cost. Depreciation and amortization are provided using the straight-line method over the assets’ estimated remaining useful lives, ranging from one to ten years. Depreciation and amortization of leasehold improvements are computed using the shorter of the remaining lease term or ten years.

Goodwill and Other Long-Lived Assets

Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the acquired net tangible and intangible assets. Other long-lived assets primarily represent purchased intangible assets including developed technology, customer relationships and in-process research and development, or IPR&D. We currently amortize our intangible assets using a method that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used or, if that pattern cannot be reliably determined, using a straight-line amortization method. We capitalize IPR&D projects acquired as part of a business combination. On completion of each project, IPR&D assets are reclassified to developed technology and amortized over their estimated useful lives.

Impairment of Goodwill and Other Long-Lived Assets

We evaluate goodwill on an annual basis in the fourth quarter or more frequently if we believe indicators of impairment exist. We first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we conduct a two-step quantitative goodwill impairment test. The first step of the impairment test involves comparing the fair values of the applicable reporting units with their carrying values. We estimate the fair values of our reporting units using a combination of the income and market approach. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, we perform the second step of the goodwill impairment test. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. The amount, by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss.

During development, IPR&D is not subject to amortization and is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. We first assess qualitative factors to determine whether it is more likely than not that the fair value of IPR&D is less than its carrying amount, and if so, we conduct a quantitative impairment test. The impairment test consists of a comparison of the fair value to its carrying amount. If the carrying value exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Once an IPR&D project is complete, it becomes a definite lived intangible asset and is evaluated for impairment in accordance with our policy for long-lived assets.

We test long-lived assets and purchased intangible assets (other than goodwill and IPR&D) for impairment if we believe indicators of impairment exist. We determine whether the carrying value of an asset or asset group is recoverable, based on comparisons to undiscounted expected future cash flows that the assets are expected to generate. If an asset is not recoverable, we record an impairment loss equal to the amount by which the carrying value of the asset exceeds its fair value. We primarily use the income valuation approach to determine the fair value of our long lived assets and purchased intangible assets.

Warranty

Our products typically carry a one to three year warranty. We establish reserves for estimated product warranty costs at the time revenue is recognized based upon our historical warranty experience, and additionally for any known product warranty issues. If actual costs differ from our initial estimates, we record the difference in the period they are identified. Actual claims are charged against the warranty reserve. See Note 2 for a summary of our warranty activity.

Guarantees and Indemnifications

In some agreements to which we are a party, we have agreed to indemnify the other party for certain matters, including, but not limited to product liability. We include intellectual property indemnification provisions in our standard terms and conditions of sale for our products and have also included such provisions in certain agreements with third parties. We have and will continue to evaluate and provide reasonable assistance for these other parties. This may include certain levels of financial support to minimize the impact of the litigation in which the other parties are involved. In connection with our senior unsecured notes, as described below, we have agreed to customary indemnification provisions with the underwriters. To date, there have been no known events or circumstances that have resulted in any material costs related to these indemnification provisions and no liabilities therefor have been recorded in the accompanying consolidated financial statements. However, the maximum potential amount of the future payments we could be required to make under these indemnification obligations could be significant.

We have obligations to indemnify certain of our present and former directors, officers and employees to the maximum extent not prohibited by law. Under these obligations, Broadcom is required (subject to certain exceptions) to indemnify each such director, officer and employee against expenses, including attorneys’ fees, judgments, fines and settlements, paid by such individual. The potential amount of the future payments we could be required to make under these indemnification obligations could be significant. We maintain directors’ and officers’ insurance policies that may generally limit our exposure and enable us to recover a portion of the amounts paid with respect to such obligations.

Income Taxes

We utilize the asset and liability method of accounting for income taxes, under which deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. In assessing the need for a valuation allowance, we consider all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. Forming a conclusion that a valuation allowance is not required is difficult when there is negative evidence such as cumulative losses in recent years. As a result, we record valuation allowances in the U.S. and certain foreign jurisdictions to reduce our net deferred tax assets to the amount we believe is more likely than not to be realized. In certain jurisdictions, we have tax deductions from stock-based compensation that exceed the stock-based compensation recorded for such instruments. To the extent such excess tax benefits are ultimately realized, they will increase shareholders’ equity. We utilize the with-and-without approach in determining if and when such excess tax benefits are realized, and under this approach excess tax benefits related to stock-based compensation are the last to be realized.

Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized in the first financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold are derecognized in the first financial reporting period in which that threshold is no longer met. We recognize potential accrued interest and penalties related to unrecognized tax benefits within the consolidated statements of income as income tax expense.

Research and Development Expense

Research and development expenditures are expensed in the period incurred.

Stock-Based Compensation

Broadcom has in effect stock incentive plans under which incentive stock options have been granted to employees and restricted stock units and non-qualified stock options have been granted to employees and non-employee members of the Board of Directors. We also have an employee stock purchase plan for all eligible employees. We are required to estimate the fair value of share-based awards on the date of grant. The value of the award is principally recognized as an expense ratably over the requisite service periods. The fair value of our restricted stock units is based on the closing market price of our Class A common stock on the date of grant less our expected dividend yield. We have estimated the fair value of stock options and stock purchase rights as of the date of grant or assumption using the Black-Scholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes model considers, among other factors, the expected life of the award, the expected volatility of our stock price and the expected dividend yield. We evaluate the assumptions used to value stock options and stock purchase rights on a quarterly basis. The fair values generated by the Black-Scholes model may not be indicative of the actual fair values of our equity awards, as it does not consider other factors important to those awards to employees, such as continued employment, periodic vesting requirements and limited transferability.

Litigation and Settlement Costs

Legal costs are expensed as incurred. We are involved in disputes, litigation and other legal actions in the ordinary course of business. We continually evaluate uncertainties associated with litigation and record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the loss or range of loss can be reasonably estimated. In the event of settlement discussions, this generally occurs when an agreement in principle has been reached by both parties that includes substantive terms, conditions and amounts. If a settlement has more than one element, we account for the agreement as a multiple element arrangement and allocate the consideration to the identifiable elements based on relative fair value. Past multiple element settlement agreements have included the licensing of intellectual property for future use and payments related to alleged prior infringement.

We use a relief-from-royalty method to value patented technology in settlement agreements related to alleged patent infringement, based on market royalties for similar fundamental technologies. The relief-from-royalty method estimates the cost savings that accrue to the owner of an intangible asset that would otherwise be payable as royalties or license fees on revenues earned through the use of the asset. The royalty rate used is based on an analysis of empirical, market-derived royalty rates for guideline intangible assets. Revenue is projected over the expected remaining useful life of the patented technology, or the license period if shorter. The market-derived royalty rate is then applied to estimate the royalty stream related to past revenue over the applicable alleged infringement period as well as projected revenue. We then allocate the consideration transferred to the identifiable elements based on relative fair value of the past and future royalties. The portion that is attributed to payments related to alleged prior infringement is recorded as a charge to our consolidated statements of income. The remaining portion is attributed to the licensing of intellectual property for future use and is amortized to cost of revenue using a method that reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used or, if that pattern cannot be reliably determined, using a straight-line amortization method.

Self-Insurance

We are self-insured for certain healthcare benefits provided to our U.S. employees. The liability for the self-insured benefits is limited by the purchase of stop-loss insurance. Our stop-loss coverage provides payment for aggregate claims exceeding $350,000 per covered person for any given year.

Accruals for losses are made based on our claim experience and actuarial estimates based on historical data. Actual losses may differ from accrued amounts. Should actual losses exceed the amounts expected and if the recorded liabilities are insufficient, an additional expense will be recorded.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss on the consolidated balance sheets at December 31, 2015 and 2014 represents accumulated translation adjustments and unrecognized gains and losses on investments classified as available for sale. As of December 31, 2015 and 2014, accumulated translation adjustments were $102 million and $87 million, respectively. At December 31, 2015, we had no unrecognized gains or losses on investments classified as available for sale. We reclassified $10 million of losses on available for sale securities out of accumulated other comprehensive loss and recognized them in earnings in “Other income (expenses), net” included in our consolidated statements of income in 2015.

Net Income Per Share

Net income per share (basic) is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Net income per share (diluted) is calculated by adjusting outstanding shares, assuming any dilutive effects of stock incentive awards calculated using the treasury stock method. Under the treasury stock method, an increase in the fair market value of our Class A common stock results in a greater dilutive effect from outstanding stock options, stock purchase rights and restricted stock units. Additionally, the exercise of employee stock options and stock purchase rights and the vesting of restricted stock units results in a further dilutive effect on net income per share.

Recent Accounting Pronouncements

In May 2014 the Financial Accountings Standards Board, or the FASB, issued Accounting Standards Update, or ASU, No. 2014-09, Revenue from Contracts with Customers, or ASU 2014-09, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for us on January 1, 2018, however, application of the standard is allowed as early as the beginning of 2017. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

In November 2015 the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which requires entities with a classified balance sheet to present all deferred tax assets and liabilities as non-current. We adopted the provisions of this update as of December 31, 2015, on a prospective basis. The adoption did not have a material impact on our consolidated financial statements.

2.	Supplemental Financial Information

Net Revenue

The following table presents details of our net revenue:

	Year Ended December 31,
	2015	2014	2013
Sales through direct sales force	70.0%	71.0%	76.3%
Sales under fulfillment distributor arrangements	9.9	8.5	6.5
Sales through distributors	20.1	20.5	17.2

	100.0%	100.0%	100.0%

Inventory

The following table presents details of our inventory:

	December 31,
	2015	2014
	(In millions)
Work in process	$223	$180
Finished goods	330	351

	$553	$531

Property and Equipment

The following table presents details of our property and equipment:

		December 31,
	Useful Life	2015	2014
	(In years)	(In millions)
Land	N/A	$220	$—
Leasehold improvements	1 to 10	243	237
Office furniture and equipment	3 to 7	43	43
Machinery and equipment	5	627	553
Computer software and equipment	2 to 10	395	234
Construction in progress	N/A	220	147

		1,748	1,214
Less accumulated depreciation and amortization		(857)	(698)

		$891	$516

In March 2015, we paid $156 million upon close of escrow for the purchase of land for the construction of a new corporate campus in Orange County, California, totaling up to 2 million square feet. This payment included $110 million for the purchase of the land and $46 million for prepaid taxes and refundable deposits recorded as “Property and equipment, net” and “Other assets,” respectively, in our unaudited condensed consolidated balance sheets.

In December 2015, we paid $207 million upon the close of escrow for the purchase 26 acres of real property in Santa Clara County, California to meet the requirements projected in our long-term business plan. The land currently has four existing office buildings and we plan to build additional office space as needed, totaling up to approximately 1.1 million square feet.

Accrued Liabilities

The following table presents details of our accrued liabilities included in current liabilities:

	December 31,
	2015	2014
	(In millions)
Accrued rebates	$365	$574
Accrued royalties	21	19
Accrued settlement charges	17	17
Accrued legal costs	13	10
Accrued taxes	18	28
Warranty reserve	5	6
Restructuring liabilities	6	28
Other	84	109

	$529	$791

Other Long-Term Liabilities

The following table presents details of our other long-term liabilities:

	December 31,
	2015	2014
	(In millions)
Deferred revenue	$75	$105
Accrued taxes	69	77
Deferred rent	24	38
Accrued settlement charges	2	17
Restructuring liabilities	7	5
Other long-term liabilities	18	18

	$195	$260

Accrued Rebate Activity

The following table summarizes the activity related to accrued rebates:

	Year Ended December 31,
	2015	2014
	(In millions)
Beginning balance	$574	$409
Charged as a reduction of revenue	837	881
Reversal of unclaimed rebates	(24)	(33)
Payments	(1,022)	(683)

Ending balance	$365	$574

Warranty Reserve Activity

The following table summarizes activity related to the warranty reserve:

	Year Ended December 31,
	2015	2014
	(In millions)
Beginning balance	$6	$19
Charged to costs and expenses	5	4
Payments	(6)	(17)

Ending balance	$5	$6

Other Charges (Gains), Net

In connection with the Avago Agreement, we recorded costs of $40 million, primarily related to banker, legal and accounting fees associated with the pending Transaction in 2015. These costs were recorded in “Other charges (gains), net” included in our consolidated statements of income for the year ended December 31, 2015.

In March 2014 we sold certain Ethernet controller-related assets and provided non-exclusive licenses to intellectual property, including a non-exclusive patent license, to QLogic Corporation for a total of $209 million, referred to as the QLogic Transaction. The transaction was accounted for as a multiple element arrangement, which primarily included (i) the sale of certain assets (constituting a business for accounting purposes), (ii) the licensing of certain intellectual property, and (iii) a long-term supply agreement. In connection with the transaction, we recorded a gain on the sale of assets of $48 million (net of a goodwill adjustment of $37 million) and deferred revenue of $120 million. The revenue related to the license agreement ($76 million) and the supply agreement ($44 million) will be amortized over approximately seven years. The operating gain was recorded in “Other charges (gains), net” included in our consolidated statements of income in 2014.

In determining the fair value of the license agreement, we used the relief from royalty income approach, as well as a market approach utilizing another transaction that we had previously entered into for the same intellectual property, adjusted for changes in the market and other assumptions since that transaction. The supply agreement was valued utilizing the cost savings income approach. The relief from royalty income and cost saving income approaches employ significant unobservable inputs categorized as Level 3 inputs. The key unobservable inputs utilized include discount rates of approximately 13% to 15%, a market participant tax rate of 17%, and estimated level of future volumes and pricing based on current product and market data.

The adjustment to goodwill due to the QLogic Transaction was calculated by determining the value of the business sold in relation to the value of the Infrastructure and Networking reportable segment. The value of the business sold was determined utilizing the residual method.

In April 2009 we established the Broadcom Foundation to support science, technology, engineering and mathematics programs, as well as a broad range of community services. In September 2013 we contributed an additional $25 million to the Broadcom Foundation. This payment was recorded in “Other charges (gains), net” in our statement of income in 2013.

Computation of Net Income Per Share

The following table presents the computation of net income per share:

	Year Ended December 31,
	2015	2014	2013
	(In millions, except per share data)
Numerator: Net income	$978	$652	$424

Denominator for net income per share (basic)	605	590	574
Effect of dilutive securities:
Stock awards	13	11	10

Denominator for net income per share (diluted)	618	601	584

Net income per share (basic)	$1.62	$1.11	$0.74

Net income per share (diluted)	$1.58	$1.08	$0.73

Net income per share (diluted) does not include the effect of anti-dilutive common share equivalents resulting from outstanding equity awards. There were 9 million and 39 million anti-dilutive common share equivalents in 2014 and 2013, respectively, and none in 2015.

Supplemental Cash Flow Information

In each of 2015, 2014 and 2013, we received $1 million, related to stock option exercises that had not settled by December 31, 2014, 2013 and 2012, respectively. We had $6 million related to stock options exercises that had not settled by December 31, 2015.

At December 31, 2015, 2014 and 2013 we had billings of $40 million, $22 million and $29 million, respectively, for capital equipment that were accrued. The amounts accrued for capital equipment purchases have been excluded from the consolidated statements of cash flows and were paid in the subsequent period. In 2015, 2014 and 2013 we also capitalized $1 million, $3 million and $3 million, respectively, of stock-based compensation expense and $6 million and $2 million in interest expense in 2015 and 2014, respectively, for construction in process related to buildings and computer software and equipment.

In connection with the cash paid for acquisitions, we acquired assets (net of cash) with a fair value $14 million and $178 million in 2014 and 2013, respectively, and assumed liabilities with a fair value of $36 million in 2013.

3.	Fair Value Measurements

Instruments Measured at Fair Value on a Recurring Basis. The following tables present our cash and marketable securities’ costs, gross unrealized gains, gross unrealized losses and fair value by major security type recorded as cash and cash equivalents or short-term or long-term marketable securities:

	December 31, 2015
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash and Cash Equivalents	Short-Term Marketable Securities	Long-Term Marketable Securities
	(In millions)
Cash	$363	$—	$—	$363	$363	$—	$—
Level 1:
Bank and time deposits	2,831	—	—	2,831	2,831	—	—
Money market funds	275	—	—	275	275	—	—
U.S. treasury and agency obligations	1,577	—	—	1,577	223	1,354	—

Subtotal	4,683	—	—	4,683	3,329	1,354	—

Level 2:
Commercial paper	413	—	—	413	398	15	—
Corporate bonds	1,530	—	—	1,530	—	1,530	—
Asset-backed securities and other	118	—	—	118	—	118	—

Subtotal	2,061	—	—	2,061	398	1,663	—

Level 3: None	—	—	—	—	—	—	—

Total	$7,107	$—	$—	$7,107	$4,090	$3,017	$—

	December 31, 2014
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash and Cash Equivalents	Short-Term Marketable Securities	Long-Term Marketable Securities
	(In millions)
Cash	$659	$—	$—	$659	$659	$—	$—
Level 1:
Bank and time deposits	943	—	—	943	943	—	—
Money market funds	83	—	—	83	83	—	—
U.S. treasury and agency obligations	1,434	—	(1)	1,433	12	192	1,229

Subtotal	2,460	—	(1)	2,459	1,038	192	1,229
Level 2:
Commercial paper	800	—	—	800	798	2	—
Corporate bonds	1,931	1	(2)	1,930	50	859	1,021
Asset-backed securities and other	141	—	—	141	—	8	133

Subtotal	2,872	1	(2)	2,871	848	869	1,154

Level 3: None	—	—	—	—	—	—	—

Total	$5,991	$1	$(3)	$5,989	$2,545	$1,061	$2,383

There were no transfers between Level 1, Level 2 or Level 3 securities in 2015. All of our marketable securities had maturities of three years or less at December 31, 2015. Our cash, cash equivalents and marketable securities at December 31, 2015 consisted of $3.12 billion held domestically, with the remaining balance of $3.99 billion held by our foreign subsidiaries.

At December 31, 2015, we had 203 investments with a fair value of $2.66 billion that were in an unrealized loss position for less than 12 months. Our gross unrealized losses of $7 million for these investments at December 31, 2015 were due to changes in market rates. We have determined that the gross unrealized losses on these investments at December 31, 2015 were no longer temporary in nature as we made the decision to liquidate these and other investments in anticipation of the Avago Transaction that is expected to close on or about February 1, 2016. Therefore, we recorded these losses in “Other income (loss), net” included in our consolidated statements of income in 2015 and reclassified all of our long-term marketable securities to short-term marketable securities. We evaluate securities for other-than-temporary impairment on a quarterly basis. Impairment is evaluated considering numerous factors, and their relative significance varies depending on the situation. Factors considered include the length of time and extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the issuer, and our intent and ability to hold the investment in order to allow for an anticipated recovery in fair value.

Instruments Not Recorded at Fair Value on a Recurring Basis. We measure the fair value of our long-term debt carried at amortized cost quarterly for disclosure purposes. The estimated fair value of long-term debt is determined by Level 2 inputs and is based primarily on quoted market prices for the same or similar issues. Based on the market prices, the fair value of our debt was $1.61 billion as of December 31, 2015 and 2014. The recorded values of all our accounts receivable and accounts payable approximate their current fair values because of their nature and respective relatively short maturity dates or durations.

Assets and Liabilities Recorded at Fair Value on a Non-Recurring Basis. We measure the fair value of our cost method investments when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in a business acquisition, and goodwill and other long lived assets when they are held for sale or determined to be impaired and for license and settlement agreements when they are part of a multiple element arrangement. See Notes 2, 9 and 10 for discussion on fair value measurements of certain assets and liabilities recorded at fair value on a non-recurring basis.

4.	Income Taxes

For financial reporting purposes, income (loss) before income taxes includes the following components:

	Year Ended December 31,
	2015	2014	2013
	(In millions)
United States	$259	$11	$(171)
Foreign	1,186	656	616

	$1,445	$667	$445

A reconciliation of the provision for income taxes at the federal statutory rate compared to our provision for income taxes follows:

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Statutory federal provision for income taxes	$506	$234	$156
Increase (decrease) in taxes resulting from:
Tax credits	(111)	(107)	(240)
Federal valuation allowance changes	(508)	96	207
Tax rate differential on foreign earnings	(383)	(215)	(190)
Stock-based compensation expense	(112)	(46)	20
Goodwill adjustment	—	13	—
Audit settlements and adjustments	(3)	20	23
Repatriation of foreign earnings	1,053	—	—
Other	25	20	45

Provision for income taxes	$467	$15	$21

The income tax provision consists of the following components:

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Current:
Federal	$—	$—	$(2)
State	—	—	(1)
Foreign	30	41	29

	30	41	26
Deferred:
Federal	433	1	2
State	5	(1)	1
Foreign	(1)	(26)	(8)

	437	(26)	(5)

	$467	$15	$21

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred taxes were as follows:

	December 31,
	2015	2014
	(In millions)
Deferred tax assets:
Research and development and foreign tax credits	$1,345	$1,190
Capitalized research and development costs	24	49
Net operating loss carryforwards	87	100
Reserves and accruals not currently deductible for tax purposes	129	80
Stock-based compensation	22	40
Other	44	97

Gross deferred tax assets	1,651	1,556
Valuation allowance against U.S. deferred tax assets	(906)	(1,413)
Valuation allowance against deferred tax assets of certain foreign subsidiaries	(76)	(92)

Valuation allowance	(982)	(1,505)

Gross deferred tax assets, net of valuation allowance	669	51

Deferred tax liabilities:
Goodwill and purchased intangible assets	(13)	(49)
Investment in foreign subsidiaries	(1,091)	—

Gross deferred tax liabilities	(1,104)	(49)

Net deferred tax assets (liabilities)	$(435)	$2

In connection with the Avago Transaction, in January 2016, our foreign subsidiaries distributed approximately $3.14 billion of cash to our U.S. parent corporation. We expect the resulting U.S. income from this distribution will be largely offset by our existing net operating loss and tax credit carryforwards. As a result of this 2016 distribution, at December 31, 2015, we recorded a $1.09 billion deferred tax liability, offset with a decrease in valuation allowance for deferred tax assets of approximately $655 million, resulting in net federal and state tax provisions of $431 million and $5 million, respectively.

Previously, we operated under tax incentives in Singapore, which were effective through March 2014, and were conditional upon our meeting certain employment and investment thresholds. The impact of the Singapore tax incentives decreased Singapore taxes by $131 million and $423 million for 2014 and 2013, respectively. The benefit of the tax incentives on net income per share (diluted) was $0.22 and $0.73 for 2014 and 2013, respectively.

Our deferred tax assets at December 31, 2015 and 2014 do not include $755 million and $734 million, respectively, of excess tax benefits from stock-based compensation that are a component of our net operating loss carryovers, research and development credits, and capitalized research and development expenses. Shareholders’ equity will be increased by $755 million to the extent such excess tax benefits are ultimately realized.

If and when recognized, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets at December 31, 2015, will be accounted for as follows: approximately $971 million will be recognized as a reduction of income tax expense and $11 million will be recorded as an increase in shareholders’ equity.

At December 31, 2015, we had unused federal net operating loss carryforwards of $1.14 billion expiring between 2019 and 2035, unused state net operating loss carryforwards of $1.92 billion expiring between 2016 and 2035, and unused foreign net operating loss carryforwards of $181 million (of which $171 million relates to the United Kingdom and Israel that do not have expiration dates). At December 31, 2015 we had Canada scientific research and experimental development expenditures of $89 million available for tax deduction in future tax years. These future tax deductions can be carried forward indefinitely.

At December 31, 2015, for our income tax filings we had foreign tax credit carryforwards of approximately $102 million, and federal, state and foreign research and development credit carryforwards of approximately $1.20 billion, $980 million and $38 million, respectively. These foreign tax credit carryforwards expire between 2016 and 2025, and these research and development credit carryforwards expire between 2019 and 2035, if not previously utilized. Certain state research and development credit carryforwards have no expiration date.

At December 31, 2015, deferred taxes have not been provided on the excess of book basis over tax basis in the amount of approximately $3.17 billion in the shares of certain foreign subsidiaries because their bases differences are not expected to reverse in the foreseeable future and are considered permanent in duration. These bases differences arose primarily through purchase accounting and the undistributed book earnings of foreign subsidiaries that we intend to reinvest indefinitely.

The following table summarizes the activity related to our unrecognized tax benefits:

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Beginning balance	$364	$403	$331
Increase in current year	51	54	58
Expiration of the statutes of limitation for the assessment of taxes	(7)	(7)	(6)
Decrease resulting from audits	(2)	(83)	(20)
Increase (decrease) related to prior year tax positions	—	(3)	40
Decrease resulting from foreign currency translations	(6)	—	—

Ending balance	$400	$364	$403

The unrecognized tax benefits of $400 million at December 31, 2015 included $122 million of tax benefits that, if recognized, would reduce our annual effective tax rate. The remaining $278 million, if recognized, would not result in a tax benefit since it would be fully offset with a valuation allowance. As of December 31, 2015, we recorded a liability for potential penalties and interest of $24 million and $7 million, respectively. We recognize potential accrued interest and penalties related to unrecognized tax benefits within the consolidated statements of income as income tax expense. We do not expect our unrecognized tax benefits to change significantly over the next 12 months.

We file federal, state and foreign income tax returns in jurisdictions with varying statutes of limitations. For federal income tax purposes, all years prior to 2010 are closed. The 2007 through 2015 tax years generally remain subject to examination by most state tax authorities. In foreign jurisdictions, the 2004 through 2015 tax years generally remain subject to examination by tax authorities.

On August 1, 2014, the Internal Revenue Service, or IRS, concluded their examination of our income tax returns for 2007 through 2009, and we executed a closing agreement with the IRS covering the 2007 through 2009 tax years, and agreed to certain adjustments for those tax years, primarily related to intercompany transfer pricing transactions. Those audit adjustments were offset by federal net operating losses and credits and did not result in any income tax liability or expense because of our valuation allowance.

Our income tax returns for the 2010, 2011 and 2012 tax years are currently under examination by the Internal Revenue Service. We do not believe the audit will have a material impact on our financial position, operating results, or cash flows.

On July 27, 2015, the United States Tax Court issued an opinion (Altera Corp. et al. v. Commissioner) invalidating the 2003 final cost-sharing regulations in Treasury Regulation Section 1.482-7(d)(2) that require taxpayers to include stock-based compensation when determining operating expenses under qualified cost-sharing arrangements. However, despite this opinion, the U.S. Treasury has not yet withdrawn the requirement to include stock- based compensation from its regulations with respect to such arrangements. In addition, there is uncertainty related to (i) the IRS response to this United States Tax Court opinion, (ii) the final resolution of this issue, and (iii) any potential tax effects to Broadcom. We have reviewed this opinion and its impact on Broadcom and concluded that no adjustment to the consolidated financial statements is appropriate at this time. We will continue to monitor developments related to this opinion and the potential impact of those developments on our financial statements.

5.	Debt and Credit Facility

Senior Notes

The following table presents details of our senior unsecured notes, or the Notes, as of the dates listed below:

Date	Maturity	Interest	Effective	Issuance	December 31,
Issued	Date	Rate	Yield	Price	2015	2014
					(In millions)
November 2011	November 2018	2.700%	2.762%	99.609%	$500	$500
August 2012	August 2022	2.500	2.585	99.255	500	500
July 2014	August 2024	3.500	3.546	99.615	350	350
July 2014	August 2034	4.500	4.546	99.400	250	250

					1,600	1,600
	Unaccreted discount				(6)	(7)
	Less current portion of long-term debt				(1,594)	—

					$—	$1,593

In July 2014 we issued senior unsecured notes in an aggregate principal amount of $600 million. In August 2014 we redeemed $400 million principal aggregate amount of our senior notes that were due November 2015, or the 2015 Notes. We used a portion of the net proceeds from the senior unsecured notes issued in July 2014 to redeem the 2015 Notes. In 2014 we recorded $11 million of interest expense, which stemmed from $10 million of premium paid upon redemption of the 2015 Notes and $1 million related to the write-off of related debt issuance costs.

We may redeem the above outstanding Notes at any time prior to their maturity, subject to a specified make-whole premium as defined in the indenture governing the Notes. In the event of a change of control triggering event, each holder of Notes will have the right to require us to purchase for cash all or a portion of their Notes at a redemption price of 101% of the aggregate principal amount of such Notes plus accrued and unpaid interest. Default can be triggered by any missed interest or principal payment, breach of covenant, or in certain events of bankruptcy, insolvency or reorganization.

The outstanding Notes described above contain a number of restrictive covenants, including, but not limited to, restrictions on our ability to grant liens on assets; enter into sale and lease-back transactions; or merge, consolidate or sell assets. Failure to comply with these covenants, or any other event of default, could result in acceleration of the principal amount and accrued and unpaid interest on the Notes.

The outstanding Notes are recorded net of original issue discount. The discount and debt issuance costs associated with the issuance of the Notes are amortized to interest expense over their respective terms. The effective rates for the fixed-rate debt include the interest on the notes and the accretion of the original issue discount.

Relative to our overall indebtedness, the outstanding Notes rank in right of payment (i) equal with all of our other existing and future senior unsecured indebtedness (ii) senior to all of our existing and future subordinated indebtedness, and (iii) effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations (including secured and unsecured obligations) and subordinated to our existing and future secured indebtedness and other obligations, to the extent of the assets securing such indebtedness and other obligations.

In connection with the Avago Transaction, on December 30, 2015, we commenced a tender offer to purchase for cash any and all of our outstanding Notes. In conjunction with the tender offer, we are also soliciting from the holders of the Notes consents and waivers with respect to the rights of the holders of such Notes to require us to purchase their Notes upon a “change of control” as a result of the Avago Transaction. Holders of the Notes who validly tendered, and did not withdraw, their Notes at or prior to 5:00 p.m., New York time, on January 12, 2016, or the Consent Date, are entitled to a consent payment of $30 per $1,000 of principal amount of Notes tendered in addition to tender consideration of $980 per $1,000 of principal amount of Notes tendered, for a total consideration of $1,010 per $1,000 of principal amount of Notes tendered. Holders of the Notes who validly tender their Notes after the Consent Date and at or prior to the expiration of the tender offer will be entitled to tender consideration of $980 per $1,000 of principal amount of Notes tendered. The tender offer will expire at 12:00 p.m., New York time, on February 1, 2016, unless extended or earlier terminated. Due to our intention to purchase for cash all of our Notes outstanding at December 31, 2015, we have reclassified these Notes to current portion of long-term debt. As of the Consent Date, Notes totaling $1.46 billion were tendered and Broadcom is expected to pay total consideration, including accrued interest, of $1.48 billion. Broadcom expects to record a loss on extinguishment of debt related to the tender offer and redemption of the Notes of $28 million in the three months ended March 31, 2016. This amount includes $14 million associated with the premium to be paid for the tender offer and redemption of the Notes and $14 million related write-off of the unaccredited discount and debt issuance costs.

Credit Facility

In November 2010 we entered into a credit facility with certain institutional lenders that provides for unsecured revolving facility loans, swing line loans and letters of credit in an aggregate amount of up to $500 million. We amended this credit facility in July 2014 primarily to extend the maturity date to July 31, 2019, at which time all outstanding revolving facility loans (if any) and accrued and unpaid interest must be repaid. Loans made under the credit facility (other than swing line loans) bear interest, at our option, at either a Base Rate plus a margin that varies from 0.000% to 0.250% or a Eurodollar Rate plus a margin that varies from 0.625% to 1.250%. Swing line loans under the credit facility bear interest applicable to Base Rate loans. We are also required to pay a commitment fee on any unused commitments at a rate that varies from 0.060% to 0.150% per annum. We have not drawn on our credit facility to date.

We may also, upon the agreement of the existing lenders, increase the commitments under the credit facility by up to an additional $100 million. The credit facility contains customary representations, warranties and covenants. The financial covenant in the credit facility requires us to maintain a consolidated leverage ratio of no more than 3.25:1.00.

In connection with the Avago Transaction, Broadcom has provided a conditional notice of termination of the credit facility, such termination to be effective as of, and conditioned on, closing of the Avago Transaction.

6.	Shareholders’ Equity

Common Stock

At December 31, 2015, we had 2.5 billion authorized shares of Class A common stock and 400 million authorized shares of Class B common stock. The shares of Class A common stock and Class B common stock are substantially identical, except that holders of Class A common stock are entitled to one vote for each share held, and holders of Class B common stock are entitled to ten votes for each share held, on all matters submitted to a vote of the shareholders. In addition, holders of Class B common stock are entitled to vote separately on the proposed issuance of additional shares of Class B common stock in certain circumstances. The shares of Class B common stock are not publicly traded. Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock and in most instances automatically converts upon sale or other transfer. The Class A common stock and Class B common stock are sometimes collectively referred to herein as “common stock.” In 2015, 2014 and 2013, 1 million shares of Class B common stock were automatically converted into a like number of shares of Class A common stock upon sale or other transfer pursuant to the terms of our Articles of Incorporation.

Quarterly Dividend

In January 2010 our Board of Directors adopted a dividend policy pursuant to which we intend to pay quarterly cash dividends on our common stock. Our Board of Directors declared quarterly cash dividends of $0.14, $0.12, and $0.11 per common share payable to holders of our common stock in each quarter of 2015, 2014 and 2013 respectively. In each of 2015, 2014 and 2013 we paid $339 million, $283 million and $254 million, respectively, in dividends to holders of our Class A and Class B common stock.

Share Repurchase Program

In February 2010 we announced that our Board of Directors had authorized an evergreen share repurchase program intended to offset dilution of incremental grants of stock awards associated with our stock incentive plans. The maximum number of shares of our Class A common stock that may be repurchased in any one year under this program (including under an accelerated share repurchase agreement or similar arrangement) is equal to the total number of shares issued pursuant to our equity awards in the previous year and the current year. This program does not have an expiration date and may be suspended at any time at the discretion of the Board of Directors. It may also be complemented with one or more additional share repurchase programs in the future.

In November 2014 our Board of Directors authorized an additional share repurchase program for the repurchase of such number of shares incremental to the number allowed under the evergreen program that would yield a total share repurchase for 2015 of up to $1.00 billion.

Under the evergreen program we repurchased 10.4 million, 14.7 million, and 20.2 million shares of our Class A common stock at a weighted average price of $44.40, $35.53, and $29.59 in 2015, 2014 and 2013, respectively. In connection with the Avago Agreement, we agreed to discontinue future share repurchases under these programs.

Repurchases under our share repurchase programs were and are intended to be made in open market or privately negotiated transactions in compliance with Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended. Our share repurchase programs do not obligate us to acquire any particular amount of our stock and may be suspended at any time at our discretion.

Registration Statement

We currently have a Form S-4 acquisition shelf registration statement on file with the SEC. The acquisition shelf registration statement on Form S-4 enables us to issue up to 30 million shares of our Class A common stock in one or more acquisition transactions. These transactions may include the acquisition of assets, businesses or securities by any form of business combination. To date, no securities have been issued pursuant to the S-4 registration statement, which does not have an expiration date mandated by SEC rules.

7.	Employee Benefit Plans

Employee Stock Purchase Plan

We have an employee stock purchase plan, or ESPP, for all eligible employees. Under the ESPP, employees may purchase shares of our Class A common stock at six-month intervals at 85% of fair market value (calculated in the manner provided in the plan). Employees purchase such stock using payroll deductions, which may not exceed 15% of their total cash compensation. Shares of Class A common stock are offered under the ESPP through a series of successive offering periods, generally with a maximum duration of 24 months, subject to an additional three-month extension under certain circumstances. The plan imposes certain limitations upon an employee’s right to acquire Class A common stock, including the following: (i) no employee may purchase more than 9,000 shares of Class A common stock on any one purchase date, (ii) no employee may be granted rights to purchase more than $25,000 worth of Class A common stock for each calendar year that such rights are at any time outstanding, and (iii) the maximum number of shares of Class A common stock purchasable in total by all participants in the ESPP on any purchase date is limited to 5 million shares. The number of shares of Class A common stock reserved for issuance under the plan automatically increases in January each year. The increase is equal to 1.25% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding year, subject to an annual share limit.

In each of 2015, 2014 and 2013, 6 million shares were issued under this plan at average per share prices of $23.64, $22.89, and $24.92, respectively. At December 31, 2015, 21 million shares were available for future issuance under this plan.

The per share fair values of rights granted in connection with the employee stock purchase plan have been estimated with the following weighted average assumptions:

	Employee Stock Purchase Rights
	2015	2014	2013
Expected life (in years)	1.23	0.88	1.60
Implied volatility	0.20	0.26	0.35
Risk-free interest rate	0.49%	0.13%	0.25%
Expected dividend yield	1.10%	1.51%	1.58%
Weighted average fair value	$11.20	$7.28	$7.80

Stock Incentive Plans

We have in effect stock incentive plans under which incentive stock options have been granted to employees and restricted stock units and non-qualified stock options have been granted to employees and non-employee members of the Board of Directors. Our 2012 Stock Incentive Plan, as amended and restated, or the 2012 Plan, is the successor equity incentive plan to our 1998 Stock Incentive Plan. The number of shares of Class A common stock reserved for issuance under the 2012 Plan automatically increases in January each year. The increase is equal to 4.5% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding year, subject to an annual share limit.

The Board of Directors or the Plan Administrator determines eligibility and vesting schedules for all equity awards granted under the plans and, for stock options, exercise prices. We grant restricted stock units to certain employees as part of our regular annual employee equity compensation review program as well as to selected new hires and to non-employee members of the Board of Directors. Restricted stock units are share awards that entitle the holder to receive freely tradable shares of our Class A common stock upon vesting. Generally, restricted stock units vest ratably on a quarterly basis over 16 quarters from the date of grant. On a limited basis, we grant certain restricted stock units that vest in their entirety after 3 years.

In January 2011 the Compensation Committee of our Board of Directors adopted a performance restricted stock units program, or the PRSU Program. Under the PRSU Program, if the performance goals established by the Compensation Committee for a specific one-year performance cycle are achieved, our participating executive officers have the opportunity to receive grants of PRSUs (which thereafter vest quarterly over four years following the grant). These grants are at the sole discretion of the Compensation Committee. We granted 0.6 million, 0.7 million, and 0.6 million under this program in 2015, 2014 and 2013, respectively. These PRSU grants were included in both the computation of stock-based compensation expense and diluted net income per share.

Beginning in 2011, we stopped granting and currently have no plans to grant stock options, other than in connection with acquisitions and currently have no outstanding stock options that are unvested.

Combined Stock Incentive Plan Activity

Restricted stock unit activity, including PRSU Program awards, is set forth below:

	Restricted Stock Units Outstanding
	Number of Shares	Weighted Average Grant-Date Fair Value per Share	Aggregate Intrinsic Value
	(In millions, except per share data)
Balance at December 31, 2012	25	$35.55
Restricted stock units granted	14	33.01
Restricted stock units cancelled	(2)	35.04
Restricted stock units vested	(13)	34.03	$408

Balance at December 31, 2013	24	34.91
Restricted stock units granted	14	30.35
Restricted stock units cancelled	(6)	32.49
Restricted stock units vested	(12)	34.97	$521

Balance at December 31, 2014	20	32.38
Restricted stock units granted	8	43.10
Restricted stock units cancelled	(1)	33.92
Restricted stock units vested	(10)	34.56	$563

Balance at December 31, 2015	17	$35.72	$960

Stock option activity is set forth below:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price per Share	Aggregate Intrinsic Value	Weighted- Average Remaining Contractual Term
	(In millions, except per share data)			(In years)
Balance at December 31, 2012	58	$28.11
Options cancelled	(1)	37.01
Options exercised	(18)	22.49	$156

Balance at December 31, 2013	39	30.39
Options cancelled	(1)	38.21
Options exercised	(18)	26.08	$209

Balance at December 31, 2014	20	33.84
Options cancelled	—	40.37
Options exercised	(14)	34.64	$215

Balance at December 31, 2015	6	$31.76	$144	1.7

Exercisable and vested at December 31, 2015	6	$31.76	$144	1.7

The aggregate intrinsic value shown in the table above represents the difference between the fair market value of our Class A common stock on the date of exercise and the exercise price of each option. The aggregate intrinsic value of outstanding restricted stock units and options at December 31, 2015 was based on the closing price of our Class A common stock of $57.82 on December 31, 2015.

Stock-Based Compensation Expense

The following table presents details of total stock-based compensation expense that is included in each functional line item in the consolidated statements of income:

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Cost of revenue	$18	$22	$25
Research and development	232	304	363
Selling, general and administrative	104	111	130

	$354	$437	$518

The following table presents details of unearned stock-based compensation currently estimated to be expensed in 2016 through 2020 related to unvested share-based payment awards:

	2016	2017	2018	2019	2020	Total
	(In millions)
Unearned stock-based compensation	$302	$177	$83	$14	$1	$577

The weighted-average period over which the unearned stock-based compensation is expected to be recognized is 1.26 years.

If there are any modifications or cancellations of the underlying unvested awards, we may be required to accelerate, increase or cancel any remaining unearned stock-based compensation expense. Future stock-based compensation expense and unearned stock-based compensation will increase to the extent that we grant additional equity awards or assume unvested equity awards in connection with acquisitions.

Shares Reserved For Future Issuance

We had the following shares of common stock reserved for future issuance upon the exercise or issuance of equity instruments:

Number of Shares
(In millions)
Stock options outstanding	6
Authorized for future grants under stock incentive plans	154
Authorized for future issuance under stock purchase plan	21
Restricted stock units outstanding	17

Balance at December 31, 2015	198

401(k) Savings and Investment Plan

We sponsor a defined contribution 401(k) savings and investment plan under which substantially all of our U.S. employees are eligible to participate. At our discretion, we may make contributions to this plan. We have a limited matching contribution policy under which we made $18 million in contributions to participants in this plan in each year of 2015, 2014 and 2013.

8.	Commitments and Contingencies

Claims and Litigation

We and certain of our subsidiaries are currently parties to various legal proceedings, including those noted in this section. Unless otherwise noted below, during the periods presented we have not: (i) recorded any accrual for loss contingencies associated with such legal proceedings; (ii) determined that an unfavorable outcome is probable or reasonably possible; or (iii) determined that the amount or range of any possible loss is reasonably estimable.

In addition to asserted claims, from time to time we are approached by holders of intellectual property, including “non-practicing entities,” to engage in discussions about obtaining licenses to their intellectual property. We will disclose the nature of these unasserted claims if we determine that (i) it is probable an intellectual property holder will assert a claim of infringement; (ii) there is a reasonable possibility the outcome (assuming assertion) will be unfavorable; and (iii) the resulting liability would be material to our financial condition or results of operations.

While there can be no assurance, we believe that the ultimate outcome of current asserted and unasserted claims will not have a material adverse effect on our operating results, liquidity or financial position. However, our assessment of materiality may be impacted by limited information (particularly in the early stages of intellectual property proceedings), including, for example, about the patents-in-suit and Broadcom products against which the patents are being asserted. Accordingly, our assessment of materiality may change in the future based upon availability of discovery and further developments in the proceedings at issue. The results of legal proceedings are inherently uncertain, and material adverse outcomes are possible.

From time to time we may enter into confidential discussions regarding the potential settlement of pending intellectual property or proceedings, claims or litigation. There are a variety of factors that influence our decisions to settle and the amount we may choose to pay, including the strength of our case, developments in the litigation, the behavior of other interested parties, the demand on management time and the possible distraction of our employees associated with the case and/or the possibility that we may be subject to an injunction or other equitable remedy. In light of the numerous factors that go into a settlement decision, it is difficult to predict whether any particular settlement is possible, the appropriate terms of a settlement or the opportune time to settle a matter. The settlement of any pending litigation or other proceedings could require us to make substantial settlement payments and result in us incurring substantial costs. Furthermore, the settlement or resolution of any intellectual property proceeding may require us to grant a license to certain of our intellectual property rights to the other party under a cross-license agreement or could prevent us from manufacturing or selling some of our products or limit or restrict the type of work that employees may perform for us. If any of those events were to occur, our business, financial condition and results of operations could be materially and adversely affected.

Securities Litigation Matters

Following the May 28, 2015 announcement of the Avago Agreement, multiple shareholder class action lawsuits were filed in the Superior Court of the State of California, County of Orange against Broadcom, our Board of Directors, and other parties to the Merger Agreement (collectively “the Defendants”) under the following captions: Xu v. Broadcom Corp., et al., Case No. 30-2015-00790689-CU-SL-CXC; Freed v. Broadcom Corp., et al., Case No. 30-2015-00790699-CU-SL-CXC; N.J. Building Laborers Statewide Pension Fund v. Samueli, et al., Case No. 00791484-CU-SL-CXC; Yiu v. Broadcom Corp., et al., Case No. 00791490-CU-SL-CXC; Seafarers’ Pension Plan v. Samueli et al., Case No. 30-2015-00794492-CU-SL-CXC; and Engel v. Broadcom Corp. et al., Case No. 30-2015-00797343-CU-SL-CXC. Another putative class action was filed in the Superior Court of the State of California, County of Santa Clara, captioned Jew v. Broadcom Corp., et al., Case No. 115-CV-281353. Two complaints have also been filed in federal district court for the Central District of California, captioned Wytas and Crombie v. McGregor, et al., Case No. 8:15-cv-00979 and Yassian v. McGregor, et. al., Case No. 8:15-cv-01303.

The complaints in the above-captioned cases generally allege: (i) that our Board of Directors breached its fiduciary duties to Broadcom’s shareholders by pursuing a flawed sale process and failing to obtain adequate consideration, and (ii) that Broadcom and the other parties to the Avago Agreement aided and abetted the alleged breaches of fiduciary duties by our Board of Directors. The Wytas and Yassian complaints also name Henry T. Nicholas III, one of our co-founders, as a defendant and allege that the S-4 registration statement filed in connection with the Avago Transaction contains false and misleading statements in violation of the U.S. federal securities laws. The plaintiffs in each of the above-captioned lawsuits seek to enjoin the Defendants from proceeding with the proposed transaction set forth in the Avago Agreement. The plaintiffs also seek damages and attorney’s fees.

In August 2015 the Superior Court of the State of California, County of Orange issued an order coordinating and consolidating the actions that had been filed in state court. On September 25, 2015, the Superior Court, County of Orange granted Broadcom’s motion to stay the state court proceedings. The Wytas and Yassian actions filed in federal court were consolidated. On September 18, 2015, the federal court appointed counsel for plaintiff Yassian as Interim Lead Counsel. On October 28, 2015, following discussions with Interim Lead Counsel, the Company issued certain supplemental disclosures. The shareholder vote on the Avago Transaction took place as scheduled on November 10, 2015.

On October 13, 2015, a different group of plaintiffs sought appointment as lead plaintiffs in the federal action. On November 16, 2015, following a hearing, the federal court appointed Oklahoma Firefighters Pension and Retirement System and Iron Workers Mid-America Pension Plan as lead plaintiffs and their counsel as lead plaintiffs’ counsel. Lead plaintiffs filed a consolidated amended complaint on January 15, 2016. The consolidated amended complaint generally alleges that the Board of Directors breached its fiduciary duties to Broadcom’s shareholders and that the Avago-related parties and Dr. Nicholas aided and abetted such alleged breaches. The consolidated amended complaint also alleges that the S-4 registration statement filed in connection with the Avago Transaction contains false and misleading statements in violation of the U.S. federal securities laws. The consolidated amended complaint seeks damages and attorney’s fees in connection with these claims.

General

We and our subsidiaries are also involved in other legal proceedings, claims and litigation arising in the ordinary course of business.

Settlement Costs (Gains) and Other Related Items

In 2015 and 2014 we recorded settlement costs of $10 million and $16 million, respectively, related to the settlement of patent infringement claims. In 2013 we received a payment of $75 million, net of contingent legal fees, related to other proceedings, and recorded this as a gain on settlement. In addition, we recorded settlement costs of $6 million primarily related to patent infringement claims in 2013.

Commitments and Other Contractual Obligations

The following table presents details of our commitments and other contractual obligations, which are currently estimated to be paid in 2016 and thereafter:

	Payment Obligations by Year
	2016	2017	2018	2019	2020	Thereafter	Total
	(In millions)
Operating leases	$182	$131	$91	$38	$23	$9	$474
Inventory and related purchase obligations	694	—	—	—	—	—	694
Other obligations	366	17	—	—	—	—	383
Debt and related interest	1,615	—	—	—	—	—	1,615

	$2,857	$148	$91	$38	$23	$9	$3,166

Facilities rent expense in 2015, 2014 and 2013 was $88 million, $106 million, and $97 million, respectively.

Inventory and related purchase obligations represent purchase commitments for silicon wafers and assembly and test services. We depend upon third party subcontractors to manufacture our silicon wafers and provide assembly and test services. Due to lengthy subcontractor lead times, we must order these materials and services from subcontractors well in advance. We expect to receive and pay for these materials and services within the ensuing six months. Our subcontractor relationships typically allow for the cancellation of outstanding purchase orders, but require payment of all expenses incurred through the date of cancellation.

Other obligations represent purchase commitments related to our new corporate campus in Orange County, California, lab test equipment, computer hardware, information systems infrastructure, mask and prototyping costs, intellectual property licensing arrangements and other commitments made in the ordinary course of business.

For purposes of the table above, obligations for the purchase of goods or services are defined as agreements that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Our purchase orders are based on current manufacturing needs and are typically fulfilled by our vendors within a relatively short time horizon. We have additional purchase orders (not included in the table above) that represent authorizations to purchase rather than binding agreements. We do not have significant agreements for the purchase of inventories or other goods specifying minimum quantities or set prices that exceed our expected requirements.

Unrecognized tax benefits were $400 million, of which $63 million would result in potential cash payment of taxes and $337 million would result in a reduction in certain net operating loss and tax credit carryforwards. We are not including any amount related to uncertain tax positions in the table presented above because of the difficulty in making reasonably reliable estimates of the timing of settlements with the respective taxing authorities. In addition to the unrecognized tax benefits, we have also recorded a liability for potential tax penalties and interest of $24 million and $7 million, respectively, at December 31, 2015.

As discussed previously, Avago and Broadcom may each terminate the Avago Agreement under certain circumstances, and in connection with the termination of the Avago Agreement under specified circumstances, Avago or Broadcom may be required to pay the other party a termination fee of up to $1 billion.

9.	Goodwill and Other Purchased Intangible Assets

Goodwill

The following table summarizes the activity related to the carrying value of our goodwill:

	Reportable Segments
	Broadband Communications	Infrastructure and Networking	Foreign Currency	Consolidated
	(In millions)
Goodwill	$1,823	$3,778	$21	$5,622
Accumulated impairment losses	(543)	(1,286)	—	(1,829)

Goodwill at December 31, 2013	1,280	2,492	21	3,793

Goodwill recorded in connection with acquisitions	5	1	—	6
Adjustment due to sale of certain assets (Note 2)	—	(37)	—	(37)
Transfer due to reorganization (Note 11)	(26)	26	—	—
Effects of foreign currency translation	—	—	(52)	(52)

Goodwill at December 31, 2014	1,259	2,482	(31)	3,710

Effects of foreign currency translation	—	—	(10)	(10)

Goodwill at December 31, 2015	$1,259	$2,482	$(41)	$3,700

As discussed in Notes 10 and 11, in connection with the wind-down of our cellular baseband business in 2014, we underwent certain organizational changes that resulted in the elimination of our former Mobile and Wireless reportable segment and combined our Broadband Communications reportable segment with substantially all of the remaining portion of our Mobile and Wireless reportable segment. The new combined segment is the Broadband and Connectivity reportable segment. Goodwill of $515 million in the former Mobile and Wireless reportable segment was allocated between the Broadband and Connectivity, and the Infrastructure and Networking reportable segments, in the amounts of $489 million and $26 million, respectively, based on relative fair value.

Purchased Intangible Assets

The following table presents details of our purchased intangible assets:

	December 31, 2015			December 31, 2014
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
	(In millions)
Developed technology	$930	$(547)	$383	$1,250	$(619)	$631
In-process research and development	2	—	2	19	—	19
Customer relationships	176	(166)	10	177	(164)	13
Other	32	(32)	—	32	(31)	1

	$1,140	$(745)	$395	$1,478	$(814)	$664

Amortization of Purchased Intangible Assets

The following table presents details of the amortization of purchased intangible assets included in the cost of product revenue and other operating expense categories:

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Cost of revenue	$129	$185	$171
Other operating expenses	5	29	57

	$134	$214	$228

The following table presents details of the amortization of existing purchased intangible assets (including IPR&D), which is currently estimated to be expensed in 2016 and thereafter:

	Purchased Intangible Asset Amortization by Year
	2016	2017	2018	2019	2020	Thereafter	Total
	(In millions)
Cost of revenue	$93	$75	$59	$45	$34	$79	$385
Other operating expenses	4	2	2	2	—	—	10

	$97	$77	$61	$47	$34	$79	$395

Impairment of Goodwill and Purchased Intangible Assets

Goodwill

We evaluate goodwill for potential impairment on October 1 of each year or more frequently if indicators of impairment exist. For our annual impairment evaluation in 2015, 2014 and 2013 we made a qualitative assessment of whether goodwill impairment exists and determined that it was more likely than not that the fair value of our reporting units exceeded their carrying values. Therefore, we did not perform the quantitative two-step goodwill impairment test. In addition, we qualitatively tested goodwill for impairment before and after our 2014 organizational changes (as discussed in Notes 10 and 11) and concluded that it was more likely than not that there was no impairment to goodwill. As discussed below, during our August 31, 2013 impairment evaluation, we performed the first step of the quantitative goodwill impairment assessment for each of our reporting units and determined no impairment was indicated as the estimated fair value of each of the reporting units exceeded its respective carrying value. At December 31, 2015, our book value was $10.03 billion while our market capitalization was $35.53 billion.

In light of the reduction in estimated future cash flows, which resulted in the significant impairment of purchased intangible assets related to our Infrastructure and Networking reporting unit in the three months ended June 30, 2013 (as discussed below), and as a result of our stock price decline in the three months ended September 30, 2013, we determined our goodwill had potentially been impaired. Accordingly, we performed the first step of the quantitative goodwill impairment assessment for each of our reporting units for recoverability of goodwill at August 31, 2013, but determined no impairment was indicated as the estimated fair value of each of the reporting units exceeded its respective carrying value by greater than 20%.

For the August 31, 2013 impairment evaluation, we estimated the fair values of our reporting units using a combination of the income and market approach. The income approach utilizes estimates of discounted future cash flows. The market approach, based on a peer group of each reporting unit, utilizes market multiples for revenue and earnings before income taxes. The discounted cash flows for each reporting unit were based on discrete financial forecasts developed by management for planning purposes. Cash flows beyond the discrete forecasts were estimated using a terminal value calculation, which incorporated historical and forecasted financial trends for each identified reporting unit and considered perpetual earnings growth rates for publicly traded peer companies. Future cash flows were discounted to present value by incorporating appropriate present value techniques. These techniques utilized several unobservable inputs categorized as Level 3 inputs, including discount rates, perpetual growth rates, a market participant tax rate and estimated future cash flows.

Specifically, the income approach valuations included the following assumptions for August 31, 2013:

2013
Discount rate	10.5 - 12.4%
Perpetual growth rate	3.0 - 4.0%
Market participant tax rate	15.0%
Risk free rate	3.5%
Peer company beta	0.82 - 1.30

Purchased Intangible Assets

In 2015 we recorded impairment charges for developed technology of $135 million related to knowledge-based processor products, or KBPs, related to our acquisition of NetLogic Microsystems, Inc., or NetLogic, included in our Infrastructure and Networking reportable segment. The primary factor contributing to the impairment of our KBP assets was a reduction in the size of the addressable market for merchant KBPs driven by increasing integration of comparable functionality into Broadcom Ethernet switches and some customers preferring to design internal solutions. This resulted in reduction in the revenue outlook for these products and the corresponding cash flows identified with the impaired assets.

In 2014 and 2013 we recorded impairment charges of $233 million and $462 million, respectively, related to our acquisition of NetLogic. Of the total NetLogic impairment charges, $511 million, $120 million and $64 million related to completed technology, IPR&D and customer relationships, respectively.

In the first half of 2013 there was a steady reduction in near-term sales forecasts for NetLogic products sold into the service provider market, which caused us to review our long-term forecasts. In addition, we downwardly revised our longer term expectations of the size of the addressable market for these products. As a result of these triggering events, we performed a detailed impairment analysis of the long-lived assets associated with these products during the three months ended June 30, 2013. Based on our analysis, we determined certain assets acquired from NetLogic were not recoverable, requiring us to reduce the associated carrying value to fair value. We recorded impairment charges related to our embedded processor and our knowledge-based processor, or KBP, products of $343 million and $31 million, respectively. We also impaired $88 million of our completed technology related to our DFE processor products. For DFE, one of our smaller product lines, our customers indicated that they prefer custom solutions as opposed to standard merchant solutions. In response, we decided to redirect our efforts by focusing on developing customized solutions and have consequently fully impaired the assets related to the acquired DFE merchant product line.

In 2014 we recorded impairment charges related to our embedded processor and our KBP products of $159 million and $74 million, respectively. In 2014 we saw a continued reduction in customer design activity for MIPS-based embedded processors, which negatively impacted our previous forecast, primarily due to customers increasingly selecting alternative solutions for next generation core network architectures. The primary factor driving the impairment of our KBP assets was a long term reduction in demand for KBPs in edge and core routers, which negatively impacted our previous forecast.

In 2013 we recorded impairment charges of $41 million related to our acquisition of Provigent, Inc. included in the Infrastructure and Networking reportable segment. The primary factor contributing to the Provigent impairments was the continued reduction in revenue outlook for certain products and the resulting decrease to the estimated cash flows identified with impaired assets over those respective years.

In 2014 and 2013 we recorded additional impairment charges of $27 million and $8 million related to five acquisitions. The primary factor contributing to the other impairment charges was the reduction in the revenue outlook for certain products and the resulting decrease to the estimated cash flows identified with the impaired assets.

In determining the amount of the impairment charges we calculated fair values as of the impairment date for acquired intangible assets. The fair value was determined using the multiple period excess earnings approach, which calculates the value based on the risk-adjusted present value of the cash flows specific to the products, allowing for a reasonable return. The fair values were determined using significant unobservable inputs categorized as Level 3 inputs. The key unobservable inputs utilized in the model include discount rates ranging from 15% to 24%, a market participant tax rates ranging from 15% to 17%, and a probability adjusted level of future cash flows based on current product and market data.

10.	Exit from Cellular Baseband Business and Other Restructuring Costs

Restructuring Costs

On June 2, 2014, we announced that we were exploring strategic alternatives, including a potential sale and/or wind-down, for our cellular baseband business. We reached this decision based on our conclusion that the commercial and economic opportunity in this business was not sufficiently compelling to justify the continued investment, especially when compared to other opportunities within our product portfolio. On June 26, 2014, the Audit Committee of our Board of Directors approved a global restructuring plan, or the 2014 Plan, that focuses on cost reductions and operating efficiencies and better aligns our resources to areas of strategic focus. In July 2014 we decided to pursue a wind-down of the cellular baseband business. As of December 31, 2015, we had substantially completed this restructuring plan. We have recognized $168 million of restructuring charges related to the exit from the cellular baseband business. These charges are comprised of (i) $131 million for employee termination benefits for 2,300 employees and (ii) $37 million for certain non-cancelable contract costs and other costs to close and consolidate 18 locations.

In September 2013 our Board of Directors approved and we initiated a global restructuring plan to reduce our expenses and better align our resources to areas of strategic focus, referred to as the 2013 Plan. The 2013 Plan focused on cost reductions and operating efficiencies, including a reduction in our worldwide headcount and certain lease terminations. As part of this restructuring plan, and in connection with the closing of our acquisition of LTE-related assets from affiliates of Renesas Electronics Corporation, or the Renesas Transaction, we determined that additional terminations of various Broadcom employees, as well as former Renesas employees, whose positions were expected to become redundant, and additional lease terminations would be necessary. Notification to impacted employees was substantially complete on October 21, 2013, and additional employees affected by the Renesas Transaction were notified during the remainder of the year. As a result of the 2013 Plan, we reduced our worldwide headcount by approximately 800 employees.

In connection with the 2013 Plan we recorded $47 million in restructuring costs, of which $45 million related to severance and other charges associated with our reduction in workforce across multiple locations and functions, and $2 million was related to the closure of one of our facilities. As part of the Renesas Transaction, Renesas Electronics Corporation was required to reimburse us up to $21 million for certain costs associated with employees terminated prior to June 30, 2014. In connection with this provision, we received $18 million in 2014, of which $12 million was recorded at December 31, 2013. This resulted in a reduction to the 2013 restructuring charges noted above.

The following table summarizes activity related to our restructuring liabilities:

	2014 Plan	2013 Plan	Total
	(In millions)
Balance at December 31, 2013	$—	$17	$17
Charged to expense	152	6	158
Cash payments	(121)	(21)	(142)

Balance at December 31, 2014	31	2	33
Charged to expense	16	—	16
Cash payments	(36)	—	(36)

Balance at December 31, 2015	$11	$2	$13

Impairment Charges Related to Exit of Cellular Baseband Business

In connection with our decision to exit the cellular baseband business, previously included in our former Mobile and Wireless reportable segment, we recorded $144 million of non-cash charges for the impairment of certain long-lived assets, and $27 million of inventory charges in 2014. We wrote down the value of property and equipment related to the cellular baseband business by $118 million to reflect the fair value of these assets on an in-exchange basis. In determining the fair value of the assets, we used a market based approach to estimate the value we could receive in the open market, and subtracted the cost to sell those assets. We also performed a detailed analysis of our electronic design automation, or EDA, tools and technology licenses that relate to our cellular baseband business. Because the majority of these EDA tools and technology licenses are not transferable and will have no useful applications for our remaining operations, we recorded an impairment charge of $19 million related to these licenses. We also recorded impairment charges of purchased intangible assets of $2 million and other assets of $5 million. The impairment charges were recorded in “Impairment of long-lived assets” and the inventory charge was recorded in “Cost of revenue” included in our consolidated statements of income for the year ended December 31, 2014.

11.	Reportable Segments, Significant Customer and Geographical Information

Reportable Segments

Our business is structured around two reportable segments: (i) Broadband and Connectivity; and (ii) Infrastructure and Networking. Our Chief Executive Officer, who is our chief operating decision maker, or CODM, reviews financial information at the reportable segment level.

Our net revenue is generated principally from sales of integrated circuit products. While we derive some revenue from other sources, such revenue is not material as it represents less than 1% of our total net revenue.

With respect to the sales of integrated circuit products, we have approximately 450 products that are grouped into approximately 25 product lines. We have concluded that these products constitute a group of similar products within each reportable segment in each of the following respects:

•	the integrated circuits marketed by each of our reportable segments are sold to one type of customer: manufacturers of wired and wireless communications equipment, which incorporate our integrated circuits into their electronic products;

•	the integrated circuits sold by each of our reportable segments use the same standard CMOS manufacturing processes;

•	all of our integrated circuits are manufactured, assembled and tested using the same or similar group of independent, third-party subcontractors; and

•	all of our integrated circuits are sold through a centralized sales force and common wholesale distributors.

Historically, Broadcom had three reportable segments, which were consistent with our target markets. These former segments were: Broadband Communications, Mobile and Wireless, and Infrastructure and Networking. In 2014 (as discussed in Notes 9 and 10), we decided to pursue a wind-down of our cellular baseband business, which business was previously included, along with the Connectivity and Voice over Internet Protocol, or VoIP, businesses, in our former Mobile and Wireless reportable segment. In connection with the wind-down, we underwent certain organizational changes that resulted in the elimination of the Mobile and Wireless reportable segment. We reassigned the responsibilities for the Connectivity and VoIP businesses as follows: the executive vice president, or EVP, responsible for the former Broadband Communications reportable segment now also manages our Connectivity business and the EVP responsible for the former Infrastructure and Networking reportable segment now also manages the VoIP business. Also, as part of this reorganization, certain research and development functions have been merged, streamlined and consolidated within the former Broadband Communications and Infrastructure and Networking reportable segments. In addition, we are now including stock-based compensation in each reportable segment and in the cellular baseband business category. Based on these organizational changes, the streamlining of research and development activities and the inclusion of stock-based compensation, and consistent with how our Chief Executive Officer, who is our chief operating decision maker, or CODM, currently reviews financial information for purposes of allocating resources and assessing performance of these businesses, we determined that we now have two operating segments, which are also our reportable segments: (i) Broadband and Connectivity and (ii) Infrastructure and Networking.

The “Cellular Baseband” category shown in the table below represents the operations of the cellular baseband business that is currently winding down. As the CODM no longer reviews the financial information for purposes of allocating resources and assessing performance of Cellular Baseband, it does not qualify as an operating and reportable segment. In addition, as Cellular Baseband has not completely ceased operations and will continue to generate revenue, albeit declining, and expenses for the foreseeable future, it does not currently meet the requirements for “discontinued operations” under applicable accounting standards. We have included Cellular Baseband net revenue and operating income (loss) in the below tables as if it did meet the requirements of a reportable segment because we believe this information is useful to users of our financial statements.

We also report an “All Other” category, which included income principally the result of corporate efforts, and also includes operating expenses that we do not allocate to our reportable segments as these expenses are not included in the segment operating performance measures evaluated by our CODM. Operating costs and expenses that are not allocated include amortization of purchased intangible assets, amortization of acquired inventory valuation step-up and inventory charges relating to our decision to exit our cellular baseband business, impairment of goodwill and other long-lived assets, net settlement costs (gains), net restructuring costs, other charges (gains), and other miscellaneous expenses related to corporate allocations that were either over or under the original projections at the beginning of the year. We include acquisition-related items in the “All Other” category as our CODM reviews reportable segment performance exclusive of these charges. Our CODM does not review information regarding total assets, interest income or income taxes on a segment basis. The accounting policies for segment reporting are the same as for Broadcom as a whole.

The following tables present details of our reportable segments, “Cellular Baseband” and “All Other” category:

	Reportable Segments
	Broadband and Connectivity	Infrastructure and Networking	Total Reportable Segments	Cellular Baseband	All Other	Consolidated
	(In millions)
Year Ended December 31, 2015
Net revenue	$5,774	$2,592	$8,366	$28	$—	$8,394
Operating income (loss)	1,080	695	1,775	(4)	(307)	1,464
Year Ended December 31, 2014
Net revenue	$5,535	$2,525	$8,060	$368	$—	$8,428
Operating income (loss)	1,086	685	1,771	(339)	(738)	694
Year Ended December 31, 2013
Net revenue	$5,430	$2,155	$7,585	$634	$86	$8,305
Operating income (loss)	1,003	412	1,415	(369)	(574)	472

Included in “All Other” category:

	Year Ended December 31,
	2015	2014	2013
	(In millions)
Net revenue	$—	$—	$86

Amortization of purchased intangible assets	134	214	228
Inventory charges (sell-through) related to the exit of the cellular baseband business	(3)	27	1
Impairments of long-lived assets	143	404	511
Settlement costs (gains)	10	16	(69)
Restructuring costs, net	16	158	29
Other charges (gains), net	36	(60)	25
Miscellaneous corporate allocation variances	(29)	(21)	(65)

Total other operating costs and expenses	$307	$738	$660

Total operating loss for the “All Other” category	$(307)	$(738)	$(574)

Significant Customer and Geographical Information

Sales to our significant customers, including sales to their manufacturing subcontractors, as a percentage of net revenue were as follows:

	Year Ended December 31,
	2015	2014	2013
Apple	19.0%	14.0%	13.3%
Samsung	*	14.2	21.3
Five largest customers as a group	43.2	44.1	49.8

*	- Less than 10% of net revenue.

No other customer represented more than 10% of our annual net revenue in these years. Sales to Apple and Samsung were primarily related to our Broadband and Connectivity reportable segment.

The geographical distribution of our shipments, as a percentage of product revenue was as follows:

	Year Ended December 31,
	2015	2014	2013
Hong Kong	34.4%	31.2%	27.5%
China (exclusive of Hong Kong)	25.8	24.1	23.7
Singapore, Taiwan, Thailand and Japan	23.2	29.0	34.5
United States	4.4	4.3	3.6
Europe	1.6	2.3	1.4
Other	10.6	9.1	9.3

	100.0%	100.0%	100.0%

We do not own or operate a fabrication facility. Four independent third-party foundries located in Asia manufacture a majority of our semiconductor devices in current production, including one foundry that accounts for approximately half of our production. Any sudden demand for an increased amount of semiconductor devices or sudden reduction or elimination of any existing source or sources of semiconductor devices could result in a material delay in the shipment of our products. In addition, substantially all of our products are assembled and tested by five different independent third-party subcontractors in Asia, including one subcontractor that accounts for approximately a third of our production. We do not have long-term agreements with any of these suppliers. Any problems associated with the fabrication facilities or the delivery, quality or cost of our products could have a material adverse effect on our business, results of operations and financial condition.

In Singapore we have warehousing and logistics operations, as well as engineering and design facilities. In addition, we perform sales and distribution-related activities in Ireland. We also have engineering design facilities in Belgium, Canada, China, Denmark, France, Greece, India, Israel, Japan, Korea, the Netherlands, Taiwan and the United Kingdom. At December 31, 2015, $107 million, or approximately 10.8%, of our tangible long-lived assets were located outside the United States.